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                                                                    Exhibit 99.7


                             STOCK PLEDGE AGREEMENT


DATE:                        ____________________, 2001

PARTIES:

         Pledgor:            Ernest C. Garcia II and
                             Elizabeth Joanne Garcia
                             257 East Camelback Road, Suite 700
                             Phoenix, Arizona  85016

         Secured Parties:    Arbco Associates, L.P. and
                             Kayne Anderson Non-Traditional Investments, L.P.
                             1800 Avenue of the Stars, 2nd Floor
                             Los Angeles, California  90067


                                    RECITALS:

     A. In connection with that certain Letter Agreement of even date herewith (the "LETTER AGREEMENT"), between Cygnet Capital Corporation ("SELLER") and Secured Parties as Buyers, Secured Party is purchasing the Duck Bonds, as defined in the Letter Agreement, from Seller.

     B. As part of the transfer of the Duck Bonds, Pledgor has agreed to guarantee the obligations of Seller to Secured Parties under the Letter Agreement (the "GUARANTY").

     C. In order to induce Secured Parties to purchase the Duck Bonds and accept the Guaranty from Seller, Pledgor desires to grant a security interest in, and pledge to Secured Parties, all of Pledgor's right, title and interest in and to 200,000 shares of common stock (the "DUCK STOCK") of Ugly Duckling Corporation ("UDC") held by Pledgor.

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. Pledge. Pledgor hereby grants to Secured Parties a security interest in the Duck Shares together with all rights thereof or arising therefrom, all additions thereto, dividends, options, warrants and payments arising thereunder, all proceeds from the sale or other disposition thereof, and all substitutions therefor (collectively the "COLLATERAL"), as security for all of the Pledgor's obligations to Secured Parties under the Guaranty. Upon execution of this Agreement, Pledgor shall deliver to Secured Parties stock power(s) and assignment(s) separate from certificate for the certificates representing the Duck Shares endorsed in blank.

     2. Covenants and Representations. Pledgor agrees to take no action which would adversely affect the value of the Collateral or which would encumber, dilute or cloud Pledgor's title or interest therein. Pledgor represents and agrees to the following:
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          (a)  Pledgor is and will continue to be the owner of the Collateral, free of any liens, security interests or assignments other than the security interest created by this Agreement;

          (b) Pledgor shall deliver to Secured Parties and Secured Parties shall retain physical possession of all stock certificates and other instruments and documents representing or evidencing any of the Collateral, which stock certificates shall be duly endorsed in blank;

          (c) Pledgor will not modify or amend the instruments or documents constituting the Collateral or make any compromise, adjustment, settlement or termination in connection therewith;

          (d) Pledgor will at all times defend the Collateral against any and all claims of any person, adverse to the claims of Secured Parties;

          (e) upon the occurrence of an Event of Default, Pledgor will accept no payments, distributions or dividends on the Collateral and shall remit to Secured Parties any payment or distribution received;

          (f) the execution and delivery of this Agreement, and the performance of its terms, will not result in any violation of or constitute a default under the terms of any agreement, or other instrument, license, judgment, order, statute, ordinance or other governmental rule or regulation applicable to the Pledgor or the Collateral;

          (g) upon its execution and delivery, this Agreement shall create an enforceable and valid lien in the Collateral;

          (h) Pledgor has the full power and authority to enter into this Agreement, and the persons executing this Agreement on behalf of Pledgor have been duly authorized to act on behalf of Pledgor in the execution hereof;

          (i) other than Pledgor, there are no parties who assert any type of ownership interest whatsoever in the Duck Shares;

          (j) other than this Agreement, there are no agreements which impose any conditions or restrictions on the Duck Shares;

          (k) all of the Duck Shares have been duly authorized, validly issued and are fully paid and non-assessable and are registered under all applicable securities laws;

          (l) the granting by Pledgor to Secured Parties of the security interest in the Collateral as evidenced by this Agreement complies with all applicable federal and state securities laws or qualifies for an exemption from such registration;

          (m) Pledgor, as stockholder, owner, part owner, or in any other capacity, shall not vote for, ratify, accept, accede to, or approve any proposed transaction concerning the


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     Collateral which would have an adverse effect on the rights of Secured
     Parties hereunder; and

     3. Delivery of Instruments; Adjustments. Pledgor has delivered to Secured Parties, all stock certificates and all documents evidencing any ownership of the Collateral or which are necessary or convenient for Secured Parties to exercise any of their rights hereunder. If, during the term of this Agreement, any stock dividends, reclassification, readjustments or other changes are declared or made in the capital structure of any corporation represented by the Collateral, or if any subscription or other options are exercisable with respect to the Collateral, all such new, substitute or additional shares or other securities, rights or interests issued shall be delivered to and held by Secured Parties subject to this Agreement in the same manner as the Collateral.

     4. Voting. So long as Pledgor is not in default hereunder, any Collateral may be voted by the Pledgor at all meetings of stockholders, subject to the restrictions of Paragraph 2(m).

     5. Events of Default. Any one or more of the following will constitute an event of default ("EVENT OF DEFAULT") under this Agreement:



          (a) if Pledgor fails to pay or perform any of its obligations contained in the Letter Agreement or this Agreement;

          (b) any covenant, condition, agreement, representation or warranty made by Pledgor to Secured Parties in the Letter Agreement or this Agreement proves untrue in any material respect or is breached;

          (c) if Pledgor becomes insolvent or bankrupt or admits in writing Pledgor's inability to pay Pledgor's debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver over a substantial part of Pledgor's property; or if Pledgor commences any proceeding relating to any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the law of any jurisdiction;

          (d) if any such application or proceeding referred to in the preceding paragraph (d) is commenced against Pledgor and Pledgor indicates Pledgor's approval, consent or acquiescence; or if any order is entered appointing a trustee or receiver over any of Pledgor's property or adjudicating Pledgor bankrupt or insolvent, or approving the petition in any such proceeding, and such order remains in effect for thirty (30) days; and

          (e) if any judgment, writ of attachment or any other legal process or proceeding for the execution upon, seizure of, or imposition of a lien upon, any of Pledgor's assets is entered or issued against Pledgor or against any of Pledgor's assets, which process or proceeding remains undismissed, unvacated, unbonded or unstayed for a period of thirty (30) days.


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     6.   Remedies on Default. Upon the occurrence and during the continuance of an Event of Default, either Secured Party may exercise any or all of the rights and remedies provided (a) by this Agreement, and/or (b) by any applicable law. Without limiting the generality of the foregoing, upon the occurrence and continuance of an Event of Default, either Secured Party may (i) instruct the secretary of UDC to pay all dividends to Secured Party, and (ii) sell the Collateral or any part thereof, without recourse to judicial proceedings, with the right to bid for and buy, free from any right of redemption, upon ten (10) days' notice (which notice is agreed to be reasonable notice for the purposes hereof) to the Pledgor, of the time and place of sale, for cash, upon credit or for future delivery, at such Secured Party's option and in such Secured Party's complete discretion:

          (a) at a public sale, including a sale at any broker's board or exchange;

          (b) at private sale in any commercially reasonable manner which will not require the Collateral, or any part thereof, to be registered in accordance with the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, or any other law or regulation. Secured Party is also hereby authorized, but not obligated, to take such actions, give such notices, obtain such consents, and do such other things as it may deem required or appropriate in the event of sale or disposition of any of the Collateral.

     In connection with the sale of any of the Collateral, each Secured Party is authorized, but not obligated, to limit prospective purchasers to the extent deemed necessary or desirable by such Secured Party to render such sale exempt from the registration requirements of the Securities Act of 1933, as amended, and any applicable state securities laws, and any sale of the Collateral so made in good faith by such Secured Party shall be deemed to be commercially reasonable. In connection with any such sale or other disposition in accordance with the provision hereof, each Secured Party shall be authorized to deliver the Shares to or upon the order of such Secured Party.

     7. Taxes. Pledgor shall pay promptly, when due, any and all property taxes, excise taxes (however called) and other taxes, assessments, duties and other charges, which, if unpaid, might by law or otherwise become a lien or charge upon the Collateral (including any and all interest, penalties and related provisional fees) imposed, levied or assessed against the Collateral, or upon or measured by the use, ownership, possession or operation thereof, or in respect to this Agreement or the security interest in the Collateral granted and conveyed herein.

     8. Pledgor's Failure to Pay Taxes and Other Items. If Pledgor fails to make any payment or do any act required of it under this Agreement, then each Secured Party shall have the right, but not the obligation, upon three (3) days notice to Pledgor, and without releasing Pledgor from any obligation under this Agreement, to make or do the same, and to pay, purchase, contest or compromise any lien which in such Secured Party's judgment places its security interest in the Collateral or Pledgor's title to the Collateral in jeopardy, and in exercising any such rights, to expend whatever reasonable amounts of such Secured Party in its sole discretion may deem necessary therefor. Any amounts expended by a Secured Party pursuant to this SECTION 8 shall be a demand obligation owing by Pledgor, which shall bear interest at the per annum rate of 20% from the date such Secured Party expends such amount until repaid.


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     9.   Indemnification. Pledgor agrees to indemnify each Secured Party for, from and against all losses, claims, demands and liabilities of every kind and nature arising by reason of the assignment and security interest granted and the Collateral, excluding any of the same arising from the negligence or willful misconduct of a Secured Party, and agrees to pay all expenses, including, without limitation, expert witness fees and attorneys fees, incurred by each Secured Party in the preservation, realization, enforcement or exercise of any of its rights, powers or remedies hereunder.

     10. Irrevocable Proxy. Pledgor does hereby irrevocably constitutes and appoints each Secured Party and such Secured Party's successors and assigns as its proxy, with full power, in the same manner, to the same extent, and with the same effect as if they were to do the same:

          (a) to attend any and all meetings of the shareholders of UDC held from the date hereof, and to vote the Collateral at any such meeting in such manner as Secured Party shall, in its sole discretion, deem appropriate;

          (b) to consent, in the sole discretion of Secured Party, to any and all actions by or with respect to Pledgor for which the consent of the Pledgor is or may be necessary or appropriate;

          (c) without limitation, to do all things which Pledgor can or could do as a shareholder of UDC, giving to Secured Party full power and substitution and revocation; provided, however, that this proxy shall not be exercisable by Secured Party, and Pledgor alone shall have the foregoing powers, so long as there is no Event of Default hereunder pursuant to which Secured Party has notified Pledgor that Secured Party is exercising its rights under this section, and provided further that this proxy shall terminate at such time as this Agreement is terminated. Pledgor hereby revokes any proxy or proxies heretofore given to any person or persons and agrees not to give any other proxy in derogation hereof until such time as this Agreement is terminated. Pledgor and Secured Party hereby specifically agree that the proxy granted hereunder shall be deemed to be valid and irrevocable until this Agreement shall be terminated.

     11. Attorney-in-Fact. Pledgor hereby appoints each Secured Party as Pledgor's Attorney-in-Fact (without imposing any obligations on such Secured Party), to perform all acts which such Secured Party deems appropriate to perfect and continue the security interest granted hereunder. The Power of Attorney granted herein is coupled with an interest and is irrevocable until this Agreement is terminated.

     12. Miscellaneous. This Agreement and the Letter Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all other prior agreements, written or oral, with respect thereto.

          (a) This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Pledgor shall not have the right to assign or transfer respective rights or obligations under this Agreement except with the prior written consent of Secured Parties. Secured Parties, at any time, may sell, assign, grant or otherwise transfer, in whole or in part, the indebtedness secured hereby


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     and Secured Partys' rights, interest and obligations under this Agreement or the Collateral and in such event, the transferee shall have the same rights, powers and authority with respect to this Agreement and the Collateral so transferred as are hereby given to Secured Parties.

          (b) This Agreement may be amended modified, renewed or extended but only by a written instrument, executed by all of the parties hereto in the manner of the execution of this Agreement.

          (c) THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, AND, TO THE EXTENT THEY PREEMPT SUCH LAWS, THE LAWS OF THE UNITED STATES.

          (d) All parties hereto shall, from time to time, do and perform such other and further acts and execute and deliver any and all such other and further instruments as may be required or reasonably requested by any other party to establish, maintain and protect the respective rights and remedies of such other party and to carry out and effect the intents and purposes of this Agreement.

          (e) All documents, agreements, certificates and instruments herein required shall be in form and substance satisfactory in all respects to Secured Party in its sole discretion and shall be provided at the sole cost and expense of Pledgor.

          (f) The representations and warranties hereunder shall survive the execution hereof and each Secured Party may enforce such representations and warranties at any time. Pledgor's covenants shall survive the execution hereof and shall be performed fully and faithfully by Pledgor at all times. The indemnities of Pledgor shall survive repayment of the indebtedness secured hereby.

          (g) If any term or provision of this Agreement, or the application thereof to any circumstance, shall be invalid, illegal or unenforceable to any extent, such term or provision shall not invalidate or render unenforceable any other term or provision of this Agreement, or the application of such term or provision to any other circumstance. To the extent permitted by law, the parties hereto hereby waive any provision of law that renders any term or provision hereof invalid or unenforceable in any respect.

          (h)  Time is of the essence of this Agreement.

          (i) Any notice, demand or any other instruments authorized by this Agreement to be served on or given shall be sufficiently served or given for all purposes on the earlier of: (a) when personally delivered to any officer of the party to whom it is addressed; (b) when sent by certified, registered or first class mail, postage prepaid, addressed to each party at its address set forth above or at such other address as has been furnished in writing by a party to the other in the manner provided in this Section; or (c) by overnight courier.


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     13.  Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     14. Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

     15. Construction. All references to the singular shall include the plural and vice versa and all references to the masculine shall include the neuter or feminine and vice versa. This Agreement has been reviewed and negotiated by counsel for each party and no ambiguity in this Agreement shall be construed against any party based upon its having prepared the same.

     16. Termination. This Agreement shall terminate upon full satisfaction of the obligations hereby secured, and, upon such termination, Secured Parties shall return to Pledgor any of the Collateral held by Secured Parties pursuant to this Agreement, and the original executed copy of this Agreement which contains an irrevocable proxy.

     17. Acknowledgment. Pledgor acknowledges that Pledgor is the sole owner of Seller and, therefore, Pledgor has received good and sufficient consideration for the execution, delivery and performance of this Agreement.

     18. No Duty to Protect. This is a pledge and assignment of Pledgor's rights and benefits in the Collateral without an assumption by Secured Parties of any of Pledgor's duties or obligations attendant thereto. Except for physical safeguarding of the stock certificate(s) included in the Collateral delivered to Secured Parties, Secured Parties shall have no duty to protect, insure, collect or realize upon the Collateral or any proceeds therefrom nor shall Secured Parties have any obligations to any third party by virtue of Secured Partys' possession of the Collateral.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


PLEDGORS:                       ___________________________________________
                                Ernest C. Garcia II


                                ___________________________________________
                                Elizabeth Joanne Garcia


SECURED PARTY:                  Arbco Associates, L.P.

                                By:      __________________________________
                                Name:    __________________________________
                                Its:     __________________________________


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                                Kayne Anderson Non-Traditional Investments, L.P.


                                By:      __________________________________
                                Name:    __________________________________
                                Its:     __________________________________


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                             IRREVOCABLE STOCK POWER

                          Certificate Nos.: __________

         FOR VALUE RECEIVED, Ernest C. Garcia II and Elizabeth Joanne Garcia ("PLEDGOR"), hereby assigns and transfers to Arbco Associates, L.P. and Kayne Anderson Non-Traditional Investments, L.P. (SECURED PARTIES"), pursuant to the Stock Pledge Agreement, dated as of _________________, 2001 (the "PLEDGE AGREEMENT"), between the Pledgor and Secured Parties, 200,000 shares of common stock of Ugly Duckling Corporation as security for the Guaranty (as defined in the Pledge Agreement).

         The undersigned does hereby irrevocably constitute and appoint the Secretary of Ugly Duckling Corporation as its attorney-in-fact to transfer the said stock on the books of Ugly Duckling Corporation with full power of substitution in the premises.

Dated:  ________________, 2001


                                       _________________________________________
                                       Ernest C. Garcia II


                                       _________________________________________
                                       Elizabeth Joanne Garcia


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